                                                                   EXHIBIT 10.24
                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                           Under 17 C.F.R. Section 200.80(b)(4),
                                                              200.83 and 230.406

                                               Contract No. ____________________

                                    AGREEMENT

                                       for

                               TECHNICAL SERVICES

                                     between

                                ENOVA CORPORATION

                                       and

                           TRANSNATIONAL PARTNERS, II

                                       for

                          BUILDING CENTER OF EXCELLENCE

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
 1.    SCOPE ..............................................................    1
 2.    COMMENCEMENT AND COMPLETION OF WORK ................................    2
 3.    REPRESENTATIVES ....................................................    2
 4.    RESPONSIBILITY OF CONTRACTOR .......................................    2
 5.    INSPECTION .........................................................    2
 6.    CHANGES ............................................................    2
 7.    DELAYS .............................................................    3
 8.    OWNERSHIP OF INTELLECTUAL PROPERTY AND MATERIAL ....................    3
 9.    REPORTS ............................................................    4
10.    SUBCONTRACTORS .....................................................    5
11.    EMERGING BUSINESS ENTERPRISES ......................................    5
12.    COMPENSATION .......................................................    5
13.    PAYMENT ............................................................    6
14.    AUDIT ..............................................................    7
15.    TAXES ..............................................................    7
16.    INDEPENDENT CONTRACTOR .............................................    8
17.    WARRANTY ...........................................................    8
18.    INSURANCE ..........................................................    8
19.    INDEMNITY ..........................................................    9
20.    GOVERNING LAW ......................................................   10
21.    COMPLIANCE WITH LAWS ...............................................   10
22.    TERMINATION ........................................................   10
23.    LIENS ..............................................................   11
24.    ASSIGNMENT .........................................................   11
25.    EQUAL EMPLOYMENT OPPORTUNITY .......................................   11
26.    GOVERNMENT CONTRACT CLAUSES INCORPORATED BY REFERENCE ..............   11
27.    NONWAIVER ..........................................................   11
28.    DISPUTES ...........................................................   12
29.    NOTICES OR DEMANDS .................................................   12
30.    NONDISCLOSURE ......................................................   13
31.    TIME OF ESSENCE ....................................................   14
32.    VALIDITY ...........................................................   14
33.    SURVIVAL ...........................................................   14
34.    NO ORAL MODIFICATIONS ..............................................   14
35.    CAPTIONS ...........................................................   14
36.    COUNTERPARTS .......................................................   14
37.    AUTHORITY ..........................................................   15
38.    COMPLETE AGREEMENT .................................................   15

SCHEDULE A - TECHNICAL SERVICES SCOPE OF WORK
SCHEDULE B - COMPENSATION
SCHEDULE C - TASK COST ESTIMATES
SCHEDULE D - REQUIRED INSURANCE
SCHEDULE E - TERMINATION FEE
SCHEDULE F - GOVERNMENT CONTRACT CLAUSES

                                ENOVA CORPORATION
                              San Diego, California

                          TECHNICAL SERVICES AGREEMENT

      This Technical Services Agreement ("Agreement") is made effective as of January 1, 1997, between ENOVA CORPORATION, a Delaware corporation ("Enova") and TRANSNATIONAL PARTNERS, II, a California limited liability company ("Contractor").

The Parties hereby agree as follows:

1. SCOPE

      Contractor shall perform, at its own proper cost and expense, in the most substantial and skillful manner, to the satisfaction of Enova, the following generally described Technical Services (hereinafter, the "Services"):

      (A) Providing advice and assistance to Enova in finalizing the architectural specification for the Center of Excellence ("COE") to be established by Enova as outlined generally in the confidential ITS Future State document dated October, 1996;

      (B) Conducting screening and initial interviews and recommending to Enova the hiring or retention of potential employees, independent contractors and consultants for the COE;

      (C) Assisting Enova in the selection and management of system integrators, software services companies and other vendors to develop and build the COE's software and networking infrastructure and assisting Enova in the procurement process to be conducted through Enova's procurement department;

      (D) Providing advice and assistance to Enova in developing architecture and other design specifications for business line software or services to be developed through the COE; and

      (E) Providing additional information technology consulting and expertise as needed to supplement Enova's information technology personnel.

      The Services, including the scope of work, specifications, schedule of deliverables, and performance standards, are more fully described in SCHEDULE A
- TECHNICAL SERVICES SCOPE OF WORK (hereinafter, the "Scope of Work"), attached hereto and made a part hereof by this reference.

2. COMMENCEMENT AND COMPLETION OF WORK

      This Agreement shall commence January 1, 1997, and shall be in full force and effect through upon execution by the parties upon execution by the parties, unless terminated earlier in accordance with Article 24. Contractor agrees to commence and perform the Services in accordance with the reasonable requests of Enova Representative. The nature of the Services is such that timely performance is critical to the orderly progress of related work and to the operating schedule of Enova.

3. REPRESENTATIVES

      3.1 Enova Representative: Barbara Klawunder, Director, Information Technology Services.

            Enova designates, and Contractor accepts, the individual named above as Enova Representative for all matters relating to Contractor's performance of Services under this Agreement. The actions taken by the Enova Representative regarding such performance shall be deemed the acts of Enova. Enova may, upon written notice to Contractor, pursuant to Article 29 hereof, change the designated Representative.

      3.2   Contractor Representative: David P. Porreca, President

            Contractor designates, and Enova accepts, the individual named above as Contractor Representative for all matters relating to Contractor's performance of Services under this Agreement. The actions taken by Contractor Representative shall be deemed the acts of Contractor.

4. RESPONSIBILITY OF CONTRACTOR

      Contractor shall perform the Services in accordance with established professional and business standards and ethics. All Services shall conform to the Scope of Work and performance standards set forth in the Scope of Work. Contractor shall remedy any and all deficiencies in its Services which result from Contractor's failure to adhere to the Scope of Work or to adhere to any specifications and performance requirements for any work within five business days from the date of notice of the deficiency.

5. INSPECTION

      All Services performed by Contractor shall be subject to the inspection and approval of Enova at all times, but such right of inspection or actual approval of Services shall not relieve Contractor of responsibility for the proper performance of the Services. Contractor shall provide to Enova or Enova's designee access to Contractor's facility or facilities where the Services are being performed and sufficient, safe and proper work conditions for such inspection and Contractor shall furnish to Enova such information concerning its operations or the performance of the Services as Enova shall reasonably request.

6. CHANGES

      6.1 Either party may initiate a request for a change in this Agreement by advising the other party of the change in writing. As soon as practicable after notice of such request,

Contractor shall prepare and forward to Enova in writing the proposed changes in this Agreement, together with a detailed estimate of the effect on Contractor's compensation.

      6.2 If the parties fail to agree on an Amendment to this Agreement ("Amendment") relating to a proposed change, Enova reserves the option to retain others to provide the Services subject to the change order.

      6.3 Contractor shall implement a change in this Agreement only after Contractor has received a written Amendment executed by an authorized procurement agent or officer of Enova. All changes shall be performed under the Terms and Conditions of this Agreement. Contractor hereby expressly waives any compensation, reimbursement of expenses and any other right to receive payment with respect to any change not authorized by a written Amendment to this Agreement.

7. DELAYS

      Contractor shall notify Enova in writing immediately of any delay, or anticipated delay in Contractor's performance of this Agreement due to causes or circumstances beyond the reasonable control of Contractor, and the reason for and anticipated length of the delay. Enova may extend the date of performance for a period equal to the time lost by reason of the delay if Enova, in its sole judgment, determines that the delay is due to causes or circumstances beyond the reasonable control of Contractor. Contractor shall not be eligible under any circumstances for additional compensation due to any such extension of time. Any extension to the contract term or deliverables schedule pursuant to this Article, shall be documented by a written Amendment to this Agreement.

8. OWNERSHIP OF INTELLECTUAL PROPERTY AND MATERIAL

      8.1 Any idea, invention, work of authorship, drawing, design, formula, algorithm, utility, tool, pattern, compilation, program, device, method, technique, process, improvement, development or discovery (hereinafter, collectively, "Invention"), whether or not patentable, or copyrightable, or entitled to legal protection as a trade secret or otherwise, that Contractor may conceive, make, develop, create, reduce to practice, or work on, in whole or in part, in the course of performing the Services shall be owned by Enova and shall be delivered to Enova upon completion of the Services. Contractor agrees that any copyrightable Invention shall constitute a "work made for hire." Contractor hereby assigns to Enova, without royalty or any further consideration, Contractors entire right, title and interest in and to any such Inventions.

      8.2 Contractor hereby grants to Enova an irrevocable, assignable, nonexclusive royalty-free unrestricted license to use, copy, distribute and make derivatives of any proprietary rights or specialized knowledge of Contractor or any subcontractor that are part of any work product furnished by Contractor to Enova under this Agreement for Enova's and its affiliates' use. Prior to furnishing to Enova any proprietary rights of Contractor or any subcontractor, Contractor shall inform Enova in writing of its plan to provide such rights and shall describe such rights in sufficient detail so that Enova can understand that the scope of the rights claimed by Contractor.

      8.3 If requested by Enova, Contractor agrees to take all actions necessary, at Enova's sole cost and expense, to obtain, maintain or enforce patents, copyrights, trade secrets and other proprietary rights in connection with any Invention, and Contractor agrees that its obligations under this Article shall continue beyond the termination or completion of this Agreement.

      8.4 Any and all material and information prepared, accumulated or developed by Contractor, any subcontractor or their respective employees, including, without limitation, documents, drawings, calculations, maps, plans, estimates, specifications, sketches, notes, reports, summaries, data models and samples, source code, object code, object libraries and development tools, to the extent Enova may determine (hereinafter, collectively, the "Material"), shall become the property of Enova when prepared or in process, whether or not delivered by Contractor. Contractor shall deliver the Material, together with any other materials furnished to Contractor by Enova hereunder, to Enova upon request, and, in any event, upon termination or completion of this Agreement.

      8.5 Contractor acknowledges that Enova is making a substantial investment in the development and building of the COE and in the future development of information technology for providing business products and services to Enova's and its affiliates' customers. Enova could lose a substantial strategic advantage were its competitors to gain access to any of the trade secret information developed by Contractor or Enova relating to the COE. Without limiting the provisions set forth in subsections 8.1 through 8.4 inclusive, Contractor agrees that during the term of this Agreement and for a period of eighteen (18) months following its expiration or termination, Contractor will not provide any consulting services to any gas or electric utility, any utility holding company or any regulated or unregulated subsidiary of a utility holding company, any power marketer or any other company that provides energy information or energy purchasing related products or services in the United States

      8.6 Prior to working on any customized software, Contractor shall identify in writing to Enova any third party development tools, (whether or not commercially available), compilers, libraries or other source code to be embedded in, used in the development of and/or necessary for the maintenance of any customized software written by Contractor or any subcontractor in accordance with SCHEDULE A. In addition, prior to working on the project, Contractor shall inform Enova of the cost of procuring a perpetual royalty-free license to use, modify, translate and create derivatives of the third party source code as part of the Enova software, the cost of obtaining a run-time executable license to the third party software and the cost of development tools (whether or not commercially available). If Enova approves the project in accordance with SCHEDULE A, then Contractor shall be responsible for initiating and assisting Enova in the procurement, in the name of Enova, of any third party license required to enable Enova to maintain, enhance and create derivatives of its customized software, and, in the case of any business line software, to enable Enova or its affiliates to sublicense Enova's software (with the embedded third party code) on a shrink wrap basis.

9. REPORTS

      Contractor shall provide monthly status reports as requested by Enova Representative. Reports shall make monthly comparisons of the Services rendered to date against the Scope of Work, including any deliverables and costs. Such reports shall include an explanation of any significant variations, an identification of any potential or known developments which may impact Enova, and any corrective actions implemented. In addition, Contractor shall provide every six months updating the strategy direction of information technology for the COE based upon developments at the COE during the preceding six months and industry technical advances.

10. SUBCONTRACTORS

      Contractor shall at all times be responsible for the acts and omissions of subcontractors and individuals directly or indirectly employed by them. Contractor shall be responsible for performance of all the Services, whether performed by Contractor or its subcontractors. This Agreement shall not give rise to any contractual relationship between Enova and a subcontractor of Contractor. Enova shall not undertake any obligation to pay or to be responsible for the payment of any sums to any subcontractor of Contractor. Contractor acknowledges that the vendors supplying hardware, software, software development services and integration services to the COE will not be subcontractors of Contractor. The only subcontractors of Contractor will be consultants retained by Contractor with the prior approval of Enova to provide technical and consulting services to Enova under this Agreement.

11. EMERGING BUSINESS ENTERPRISES

      It is the policy of Enova to provide maximum opportunity for women, minority and service disabled veteran business enterprises, hereafter referred to as emerging business enterprises ("EBE") to participate in the performance of contracts. As part of Enova's efforts toward achieving its EBE goals, Enova requests and expects as performance to this Agreement, Contractor to utilize EBE subcontractors and subsuppliers and to make good faith efforts to set and attain goals in parity with the Enova goals when contracting for work with Enova.

12. COMPENSATION

      12.1 Contractor agrees that Contractor and Enova shall agree to a budget for each deliverable. Contractor shall not bill Enova for any amounts in excess of the budget unless Enova agrees in writing to allow Contractor to exceed the budget for a particular item. In no event shall Contractor's total compensation for Services during each of the twelve month periods, commencing January 1 and ending December 31, during the term of this Agreement exceed [...***...] for such period unless prior to providing any Services in excess of the "not to exceed project budget", an executive officer of Enova approves in writing a revised not to exceed project budget" for the Services. No right to exceed any deliverable budget or to exceed project budget" shall be inferred from course of performance or course of dealing. The "not to exceed budget" is based upon Contractor's two year cost estimate for the Services specified in SCHEDULE A which is attached as SCHEDULE C - TASK COST ESTIMATES. The TASK COST ESTIMATES do not impose any obligation on Enova to use a minimum number of hours of Contractors Services and are not intended by either party to be used as a performance standard, as a measure of damages or as a basis for the calculation of any termination fees. The "not to exceed budget" is not a budget for any deliverable and does not negate the obligation to budget the individual deliverables.

      12.2 Contractor hereby agrees to accept as full compensation for satisfactory performance of the Services as described in Article 1 and SCHEDULE A, the compensation

                       *CONFIDENTIAL TREATMENT REQUESTED
that is outlined in SCHEDULE B - COMPENSATION. Payments shall be made at the times and in the manner specified in Article 13.

13. PAYMENT

      13.1 Except as otherwise expressly provided, Contractor shall invoice Enova monthly for the prior month's Services and for reimbursement of Contractor's reasonable out-of-pocket travel and related expenses incurred at the request of Enova and with the prior written approval of the Enova Representative plus any additional reasonable out-of-pocket expenses incurred in connection with the Services with the prior written approval of the Enova Representative. Except as otherwise expressly provided, Enova will not reimburse Contractor for its overhead expenses including any legal fees, insurance costs or office expenses and Enova will not reimburse Contractor for any out-of-pocket expenses or per diem allowances of its subcontractors. Invoices shall have complete support documentation of all charges incurred, including timesheets and any other data required to calculate fees or variable rate charges, plus receipts for reimbursable expenses in amounts equal to or greater than $25.00 per item and a breakdown by category.

      13.2 If Enova consents to Contractor's retention of a subcontractor to develop any software deliverables in accordance with SCHEDULE A, then Contractor and Enova shall agree to a milestone and delivery or other payment schedule for the deliverable and Contractor will invoice Enova in accordance with the payment schedule.

      13.3 Enova may withhold payment of the whole or part of any amount due or claimed to be due by Contractor to such extent as may be necessary to protect Enova from loss on account of any of the following;

            13.3.1 Defective Services not remedied or any software errors or software deficiencies not remedied, including repair costs, the cost of procuring substitute Services or goods or the cost of rewriting unusable software;

            13.3.2 Third party claims filed or reasonable evidence indicating probable filing of such claims.

            13.3.3 Failure of Contractor to make payment promptly to its employees, suppliers or subcontractors.

            13.3.4 Damage caused by Contractor to others and/or Enova; or

            13.3.5 A good faith dispute as to the achievement of a quarterly deliverable or the calculation of the amount invoiced or a good faith dispute as to the achievement of any milestone for a software deliverable or acceptance of any software deliverable.

      13.4 Contractor shall submit invoices in duplicate in a format approved by Enova and as set forth in this Article to:

            Originals to:  Enova Corporation
                           Attention: Accounts Payable
                           P. 0. Box X-1021
                           San Diego, CA


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

            Copy to:   Enova Corporation
                       Attention: Barbara Klawunder,
                       Director, Information Technology Services
                       8330 Century Park Court, Suite 3100
                       San Diego, CA 92123-1530

      Enova shall make payment within thirty (30) days after receipt and approval of invoice.

14. AUDIT

      14.1 Enova reserves the right to designate its own employee representative(s) or its contracted representative with a certified public accounting firm, who shall have the right to audit and to examine any cost, payment, settlement or supporting documentation resulting from any Services and work performed on this Agreement. Any such audit(s) shall be undertaken by Enova or its contracted representative at reasonable times and in conformance with generally accepted auditing standards. Contractor agrees to fully cooperate with any such audit(s).

      14.2 Contractor shall include a similar clause in its agreements with its subcontractors reserving the right to designate Contractor's own employee representative(s), its contracted representative from a certified public accounting firm, and representative(s) from Enova, who shall have the right to audit and to examine any cost, payment, settlement or other supporting documentation resulting from any item set forth in its agreements.

      14.3 Contractor shall be notified in writing of any exception taken as a result of an audit of Contractor or a subcontractor. Contractor shall refund the amount of any undisputed exception to Enova within ten (10) days. If Contractor fails to make such payment, Contractor agrees to pay interest, accruing monthly, at a rate of 10% per annum. Interest will be computed from the date of written notification of exception(s) to the date Contractor reimburses Enova for any exception(s). In the event an audit verifies overcharges of five percent (5%) or more, then Contractor shall reimburse Enova for the cost of the audit. Any disputed exceptions will be resolved between the parties or pursuant to Article 28 hereunder.

      14.4 This right to audit shall extend for a period of five (5) years following the date of final payment under this Agreement. Contractor and each subcontractor shall retain all necessary records/documentation for the entire length of this audit period.

15. TAXES

      Contractor assumes exclusive liability for and shall pay before delinquency, all federal, state or local sales, use, excise and other taxes, charges or contributions of any kind now or hereafter imposed on, or with respect to, or measured by the equipment, materials, supplies or labor furnished hereunder or the wages, salaries or other remunerations paid to individuals employed in connection with the performance of the Services or any work hereunder. Contractor shall hold harmless, indemnify and defend Enova, together with any and all its officers, directors, agents and employees from any liability, penalty, interest and expense by reason of Contractor's failure to pay such taxes, charges or contributions. Contractor and Enova shall cooperate with each other to minimize the tax liability of both parties to the extent legally permissible, including separately stating taxable charges on

Contractors invoices and supplying resale and exemption certificates, if applicable, and other information as reasonably requested.

16. INDEPENDENT CONTRACTOR

      16.1 It is agreed that Contractor shall perform the Services under this Agreement as an independent contractor and no principal-agent or employer-employee relationship or joint venture or partnership shall be created with Enova.

      16.2 Contractor represents to Enova that it and its subcontractors are properly licensed in the State of California, insured, fully experienced and properly qualified to perform the class and type of the Services as specified in this Agreement, in addition to being properly equipped, organized, staffed and financed to handle such Services.

      16.3 Contractor shall perform the Services in an orderly and workmanlike manner, enforce strict discipline and order among its personnel, and shall NOT employ on the Services any personnel unskilled in the work assigned.

      16.4 Contractor shall use prudent business practices in its relationships with suppliers and subcontractors.

      16.5 Contractor shall NOT engage in any advertising, publicity or other promotional activities which in any way directly or indirectly refers to this Agreement.

17. WARRANTY

      Contractor expressly warrants, from the date of this Agreement until twelve (12) months after the date on which the last Services are performed under this Agreement by Contractor, that all the Services performed hereunder shall be in compliance with the performance standards and specifications set forth in the Scope of Work and the terms of this Agreement. Any Services furnished hereunder failing to meet such standards shall be repeated or corrected, at no charge to Enova. Additionally, Contractor shall reimburse Enova for any and all damages and repair costs resulting from, or due to, any deficiencies in the Services provided by Contractor. Any software deliverable will include the warranty set forth in SCHEDULE A.

18. INSURANCE

      Without limiting any of the other obligations or liabilities of Contractor, Contractor shall, at its own expense, secure and maintain in effect during the term of this Agreement, except as otherwise expressly provided on an "Occurrence" and not a "Claims Made" basis, insurance coverages as described herein, in amounts NOT less than the minimum limits specified, to protect Contractor and Enova from claims or liabilities in any way arising out of Contractors performance or non-performance hereunder: (1) Workers Compensation Insurance and Employers Liability Insurance in accordance with statutory requirements and limits, and (2) Commercial General Liability Insurance, including completed operations coverage, products liability coverage, automobile liability and contractual liability coverage for liability assumed by Contractor in this Agreement, with limits of NOT less than the amount specified in SCHEDULE D - REQUIRED INSURANCE (the limits specified on SCHEDULE D shall not be less than $1,000,000 (One Million Dollars) for each occurrence for bodily injury and property damage combined, and, if no limits are specified in SCHEDULE D, the limits shall not be less than $1,000,000 (One Million Dollars) for each occurrence for bodily injury and property damage combined), (3) Claims Made professional errors and omissions insurance with limits of not less than the amount specified in SCHEDULE D (the limits specified on SCHEDULE D shall not be less than $1,000,000 (One Million Dollars), provided that Enova shall reimburse Contractor for the first $10,000 in premiums incurred to acquire a policy and any renewals thereof during the term of this Agreement and for at least six months following termination of the Agreement, and (4) such other insurance as required pursuant to SCHEDULE D Contractor shall name Enova, and its past and present parent company, subsidiaries, and affiliates, and their directors, officers and employees as additional insureds on the policy(ies) of insurance and endorsements to the policies in a form approved by Enova and shall provide to Enova certificates evidencing this coverage. Contractor agrees that the insurance provided to Enova hereunder shall be primary to any insurance of Enova for all purposes, such Enova insurance to be considered as excess of and not contributing with Contractors policies. Contractor shall be responsible solely for any deductible or self-insured retention on such insurance. All such insurance policy(ies) shall contain a severability of interest or cross liability clause, shall contain a waiver by the insurer of subrogation in favor of Enova, and shall provide that the insurance may not be modified, canceled or not renewed for any reason, except with the insurer giving thirty (30) days' prior written notice to Enova.

19. INDEMNITY

      19.1 As between Enova and Contractor, Contractor shall be solely liable for and Contractor shall indemnify, defend and hold Enova, and its parent company, subsidiaries, affiliates, divisions and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including attorneys' fees and disbursements) of any kind whatsoever resulting from (1) injuries to or death of any and all individuals, including, without limitation, members of the general public, or any employee, agent, independent contractor or consultant or affiliate of either Enova or Contractor, arising from the negligence, error, omission or wilful misconduct or breach of this Agreement by Contractor or its subcontractors, (2) damage to, loss, and/or destruction of property, including, without limitation, to, property of Enova or Contractor arising from the negligence, error, omission or wilful misconduct or breach of this Agreement by Contractor or its subcontractors, (3) third party claims of any kind, whether based upon negligence, strict liability or otherwise, arising out of or in connected in any manner to Contractors or any of its subcontractor's acts or omissions in breach of this Agreement, or (4) Contractors failure to comply with Article 21 hereunder.

      19.2 Contractor shall indemnify, defend and hold Enova, and its parent company, subsidiaries, and affiliates and their directors, officers, shareholders, employees, agents and representatives harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including attorneys' fees and disbursements) of any kind whatsoever arising from (1) actual or alleged infringement or misappropriation by Contractor or any subcontractor of any patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right in connection with the Services, including without limitation, any deliverable, (2) Contractors violation of any third party license to use intellectual property in connection with the Services, including, without limitation, any deliverable.

      19.3 If any claim is brought against Enova, then Contractor shall be entitled to participate in, and, unless in the opinion of counsel for Enova a conflict of interest between Enova and Contractor may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to Enova. If Contractor does not assume the defense of Enova, or if a conflict precludes Contractor from assuming the defense, then Contractor shall reimburse Enova on a monthly basis for Enova's defense through separate counsel of Enova's choice. Even if Contractor assumes the defense of Enova with acceptable counsel, Enova, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving Contractor of any of its obligations hereunder.

      19.4 In no event, whether as contract, warranty, tort (including negligence) or otherwise, shall Contractor or Enova be liable to the other party for indirect, special, incidental or consequential damages, including, without limitation, loss of data, loss of profits or down time costs.

20. GOVERNING LAW

      The formation, interpretation and performance of this Agreement shall be governed by the internal laws of the State of California.

21. COMPLIANCE WITH LAWS

      Contractor and its subcontractors shall be deemed to be familiar with, and at all times during performance of the Services shall comply with and observe, all applicable federal, state and local laws, ordinances, rules, regulations, executive orders, all applicable safety orders and all orders or decrees of administrative agencies, courts or other legally constituted authorities having jurisdiction or authority over Contractor, Enova or the Services.

22. TERMINATION

      22.1 Contractor agrees that if (1) Contractor abandons the Services, or
(2) Contractor shall become bankrupt or insolvent, or shall assign this Agreement, or sublet any part thereof, without the written authorization of Enova, or (3) Contractor violates any of the provisions of this Agreement, or executes this Agreement in bad faith, or (4) Contractor is not performing the Services or any software development work in accordance with the terms of this Agreement, Enova may notify Contractor, pursuant to Article 29, to discontinue all or any part of the Services or work and Contractor shall thereupon discontinue the Services, work or such parts thereof. Contractor shall not be entitled to any termination fee if the Services, work or any part thereof is terminated pursuant to this subsection.

      22.2 It is also expressly agreed that Enova shall have the right to terminate this Agreement, or any part thereof, at any time for its sole convenience upon thirty (30) days' written notice, pursuant to Article 29, to Contractor and payment of any fees accrued prior to the effective date of the termination and, depending upon when such termination for convenience occurs, a termination fee calculated as set forth on SCHEDULE E - TERMINATION FEES.

      22.3 In no event shall Contractor be entitled to payment for any Services which has NOT been authorized by Enova, or, if authorized, is NOT yet performed, or any anticipated profits for any Services that have not been authorized or performed.

23. LIENS

      Without limiting the generality of Article 19, Contractor shall indemnify, defend, and hold Enova, and its parent company, subsidiaries, affiliates and their directors, officers, shareholders, employees, agents and representatives harmless from and against any mechanics lien or stop notice claim against Enova by Contractor, subcontractors, employees or agents pertaining to the Services specified in this Agreement, including any software deliverables.

24. ASSIGNMENT

      Contractor shall give personal attention to the execution of the Services herein provided for, and shall NOT assign this Agreement, nor employ any subcontractor for the execution of the same or any part thereof, without prior written authorization of Enova. No such written authorization, however, shall be construed as discharging or releasing Contractor in any way from the performance of the Services or the fulfillment of any obligation specified in this Agreement. Contractor shall remain jointly and severally liable with any assignee of its rights or obligations.

25. EQUAL EMPLOYMENT OPPORTUNITY

      If this Agreement is subject to Executive Order 11246 of September 24, 1965, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans' Readjustment Act of 1974, Contractor agrees to comply with the equal employment opportunity clauses set out at 41 CFR 60-1.4 and the requirements for affirmative action for veterans and disabled persons set out at 41 CFR 60-250.4 and 60-741.4, respectively, which clauses are incorporated herein by reference with the same force and effect as if stated in full text.

26. GOVERNMENT CONTRACT CLAUSES INCORPORATED BY REFERENCE

      If this Agreement is entered into as a subcontract to a prime contract with the United States Government, then each of the clauses set forth on SCHEDULE F - GOVERNMENT CONTRACT CLAUSES (to the extent applicable) set forth in the Federal Acquisition Regulation in effect on the date of this Agreement is incorporated herein by reference, with the same force and effect as if they were given in full text and the terms and conditions thereof shall be controlling over any conflicting terms and conditions set forth in the Agreement or any amendment hereto.

27. NON WAIVER

      The failure of Enova to insist upon or enforce, in any instance, strict performance by Contractor of any of the terms of this Agreement or to exercise any rights herein conferred shall NOT be construed as a waiver or relinquishment to any extent of its right to assert, or rely upon any such terms or rights on any future occasion. No waiver shall be valid unless stated in writing as set forth in Article 29.

28. DISPUTES

      28.1 Any dispute that cannot be resolved between Contractor Representative and Enova Representative shall be referred to Enova Chief Information Officer and an officer of Contractor for resolution. If Enova and Contractor cannot reach an agreement within a reasonable period of time or cannot agree on the use of a mediator to assist in reaching an agreement, then Enova and Contractor shall have the right to demand arbitration as provided for herein.

      28.2 Any dispute arising under or in connection with this Agreement shall be settled by binding arbitration in the City of San Diego under the existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction hereto. Either party may demand arbitration by written notice to the other party and the American Arbitration Association, within a reasonable period of time after the date on which the dispute arose, and in no event later than one year after the claim arose. The arbitration shall be conducted by a panel of three arbitrators, one of whom shall be selected by Enova and one of whom shall be selected by Contractor and the third of whom shall be selected by the other two arbitrators. Discovery may be conducted under the California Rules of Civil Procedure. All discovery shall be completed by no later than the commencement of the arbitration hearing, unless upon a showing of good cause, the arbitrators extend or shorten that period. The arbitrators shall issue an award in writing, which if requested by either party, shall include written findings of fact and conclusions of law. The arbitration shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The arbitrators are empowered to hear all disputes between parties concerning the subject matter of this Agreement, and the arbitrators may award monetary damages, specific performance, injunctive relief, rescission, restitution, costs of arbitration and attorneys' fees. The arbitrators shall have no authority to award exemplary or punitive damages or to change, modify or alter any express term, condition or provision of this Agreement, and to that extent the scope of their authority is limited.

      28.3 In any action in arbitration to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party all costs, expenses, (including expert testimony) and reasonable attorneys fees incurred therein by the prevailing party.

      28.4 In no event shall the arbitration of any controversy or the settlement thereof delay the performance of this Agreement.

29. NOTICES OR DEMANDS

      Any notice, request, demand or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee if made in writing and (1) upon receipt, if personally delivered; (2) three days after deposit in the mails if mailed by certified or registered air mail, post prepaid, with a return receipt requested; or (3) if sent by facsimile with confirmation sent as provided in (2) above. All correspondence shall reference the contract number shown on the cover page of this document. Mailed notices and facsimile notices shall be addressed as follows to:

                  Enova:        ENOVA CORPORATION
                                P. 0. Box 1831
                                San Diego, California 92112-4150
                                Facsimile No: (619) 699-5177
                                Attention: _______________
                                Contract No.______________


                  Contractor:   TRANSNATIONAL PARTNERS, II
                                10299 Scripps Trail, Suite E 229
                                San Diego, California 92131
                                Facsimile No: (619) 271-5878
                                Attention: David P. Porreca

30. NONDISCLOSURE

      30.1 LIMITATIONS ON USE AND DISCLOSURE. Contractor shall NOT use for any purpose other than performing Services under this Agreement or divulge, disclose, produce, publish, or permit access to, without the prior written consent of Enova, any Confidential Information. Confidential Information includes, without limitation, all information or materials prepared in connection with the work performed under this or any related subsequent agreement, designs, drawings, specifications, architecture, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets. Confidential information does not include (1) information known to Contractor prior to obtaining the same from Enova; (2) information in the public domain at the time of disclosure by Contractor, or (3) information obtained by Contractor from a third party who did not receive same, directly or indirectly, from Enova. Contractor shall use the higher of the standard of care that Contractor uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information.

      30.2 COURT OR ADMINISTRATIVE ORDER. Notwithstanding the provisions of
Section 30.1 above, Contractor and its employees, agents and representatives ("Representatives") may disclose any of the Confidential Information in the event, but only to the extent, that, based upon advice of counsel, it is required to do so by the disclosure requirements of any law, rule, or regulation or any order, decree, subpoena or ruling or other similar process of any court, governmental agency or governmental or regulatory authority. Prior to making or permitting any of its Representatives to make such disclosure, Contractor shall provide Enova with prompt written notice of any such requirement so that Enova (with Contractor's assistance) may seek a protective order or other appropriate remedy.

      30.3 DOCUMENT RETENTION. At any time upon the request of Enova, Contractor shall promptly deliver to Enova or destroy (with such destruction to be certified to Enova) all documents (and all copies thereof, however stored) furnished to or prepared by Contractor and its Representatives that contain Confidential Information and all other documents in Contractors possession or control that contain or that are based on or derived from Confidential Information.

      30.4 SURVIVAL. Notwithstanding the return or destruction of all or any part of the Confidential Information, the confidentiality provisions set forth in this agreement shall nevertheless remain in full force and effect with respect to specific Confidential Information until the date that is four years after the date of disclosure of such Confidential Information.

      30.5 REMEDIES. The parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Agreement and the obligations of Contractor and the Representatives are specifically enforceable. Accordingly, the parties agree that in the event of a breach or threatened breach of this Agreement by Contractor, Enova shall be entitled to seek an injunction preventing such breach, without the necessity of proving damages or posting any bond. Any such relief shall be in addition to, and not in lieu of, money damages or any other legal or equitable remedy available to Enova.

31. TIME OF ESSENCE

      Time is expressly agreed to be of the essence of this Agreement and each, every and all of the terms, conditions and provisions herein.

32. VALIDITY

      The invalidity, in whole or in part, of any provisions hereof shall NOT affect the validity of any other provisions hereof.

33. SURVIVAL

      The obligations imposed on Contractor and Contractor's employees by and pursuant to Articles 8,14,15,17, 18, 19, 23 and 30 survive termination of this Agreement.

34. NO ORAL MODIFICATIONS

      No modification of any provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification is sought to be enforced. The authorized representative of Enova is not the Enova Representative and the Enova Representative is not the authorized representative for Amendments. Amendments must be signed by persons internally authorized to do so by Enova pursuant to its corporate policies.

35. CAPTIONS

      The captions in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

36. COUNTERPARTS

      This Agreement may be executed in counterparts which, taken together, shall constitute a single instrument.

37. AUTHORITY

      Each individual executing this Agreement on behalf of Enova and Contractor represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said party and that this Agreement is binding upon said party in accordance with its terms.

38. COMPLETE AGREEMENT

      This Agreement constitutes the complete and entire Agreement between the parties and supersedes any previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof There are no additions to, or deletions from, or changes in, any of the provisions hereof, and no understandings, representations or agreements concerning any of the same, which are NOT expressed herein, unless stated below. THE PARTIES HEREBY AGREE THAT NO TRADE USAGE, PRIOR COURSE OF DEALING OR COURSE OF PERFORMANCE UNDER THIS AGREEMENT SHALL BE A PART OF THIS AGREEMENT OR SHALL BE USED IN THE INTERPRETATION OR CONSTRUCTION OF THIS AGREEMENT. The following Schedules are attached hereto and incorporated herein by this reference:

SCHEDULE A - TECHNICAL SERVICES SCOPE OF WORK
SCHEDULE B - COMPENSATION
SCHEDULE C - TASK COST ESTIMATES
SCHEDULE D - REQUIRED INSURANCE
SCHEDULE E - TERMINATION FEES
SCHEDULE F - GOVERNMENT CONTRACT CLAUSES

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRANSNATIONAL PARTNERS


By: /s/ David P. Porreca                ENOVA CORPORATION
   --------------------------------
Title: Managing Partner
      -----------------------------     By:
Date: 2/3/97                               -------------------------------------
     ------------------------------     Title: Sr. V.P., CFO and Treasurer
                                              ----------------------------------
                                        Date: 2/4/97
                                             -----------------------------------

                                ENOVA CORPORATION

                                   SCHEDULE A

                        TECHNICAL SERVICES SCOPE OF WORK
                                       FOR
                              CENTER OF EXCELLENCE

1. Strategic Architecture Refinement and Maintenance

      Transnational Partners II ("Contractor") and the Information Technology Services Department of Enova ("ITS") have completed a preliminary architecture specification for Enova's future information technology as set forth in the ITS Future State document dated October, 1996 attached hereto ("architecture specification"). This architecture specification is being used as a blue print for building the software infrastructure that is the heart of the Center of Excellence. This architecture specification, like software itself, must be updated regularly to provide Enova with a strategic direction that is relevant both to underlying business and technology directions. Contractor shall provide Enova ongoing advice and assistance in finalizing and updating, as necessary, the architecture specification.

2. Center of Excellence Staff

      2.1 Employees. The staff of the Center of Excellence will be composed of internal Enova employees and external contract support staff retained by Contractor. Enova business timelines make it imperative that selected employees and contractors possess the necessary technical skills and vision behind Center of Excellence projects. Enova expects that it will hire through its normal employment hiring channels any personnel that it will need to operate the Center of Excellence and to support business line product development. Contractor shall assist Enova in screening, conducting initial interviews and recommending persons to fill any Enova employee staff positions for the Center of Excellence. All Enova hiring decisions shall be made by Enova.

      2.2 Contract Personnel. Contractor, however, may retain contract support staff (as opposed to system integrators and other vendors who may provide services in connection with the projects) to fill positions that are expected to be temporary or be limited to the duration of the Contractor project to work under the direction of Contractor and, subject to the conditions specified below, may hire individual expert programmers to work on approved projects under the direction of Contractor. Contractor shall be responsible for entering into an appropriate confidentiality, work made for hire, and invention assignment agreements with each of its contract support staff and subcontractors in form and substance reasonably satisfactory to Enova and Enova shall be named a third party beneficiary of those agreements (such form to be prepared and approved prior to the execution of this Agreement). Contractor shall responsible for paying its contract support staff and any third party programmers or consultants that it directly retains, including any out-of pocket expenses or per diem allowances which are not reimbursable by Enova.

            Contractor acknowledges that it is not a general contractor under this Agreement and that Enova will generally procure third party software, including customized software, directly from vendors. However, Contractor has represented to Enova that it has contacts with individual expert computer programmers and integrators who work on projects throughout the country on a consulting basis and who may be willing to work as subcontractors on this project because of Contractors involvement. Subject to (a) Enova's written approval of
            (i) each specific project on which a subcontractor will work, (ii) unless the specific project requires fewer than eight man hours or unless otherwise waived in writing by the Enova Representative, the functionality specifications and performance requirements for each custom software or programming to be done by the subcontractor, and
            (iii), unless the specific project requires fewer than eight man hours, Enova and Contractor's agreement as to a fixed fee or time and materials arrangement with a budget and milestone and deliverables schedule for each such specific project and (b) Contractor's adherence to the software development terms and conditions set forth in this SCHEDULE - A, then Contractor may retain such consultants as a subcontractor and bill Enova for the services in accordance with the agreed upon fee arrangement and in accordance with the payment provisions of this Agreement.

3. Enova Enterprise Infrastructure Development

      3.1 GENERAL. Contractor shall provide lead direction, management and system engineering in the development of the following components of the Enova Enterprise Infrastructure as specified in the architecture specification approved by Enova: (i) enterprise network infrastructure, (ii) system security for the Center of Excellence,
            (iii) data and application services infrastructure for the Center of Excellence, (iv) world wide web infrastructure, (v) legacy systems data access and interface operability, (vi) desktop environment for the staff of the Center of Excellence, (vii) data repository for the Center of Excellence's access to enterprise wide data from separate existing and legacy systems, (viii) middleware layer of the infrastructure for the Center of Excellence, (ix) integrated system management environment for the maintenance and operation of an enterprise computing environment and (ix) repository of application software components and application software standards. Each of these items will be developed in accordance with the approved architecture specification.

      3.2   REQUIREMENTS

            3.2.1 Network Infrastructure.

                  (a) prepare with Enova's input and submit for Enova's written approval a detailed design specification for each of the five networks specified in the architecture specification (I.E. firewalls and demilitarized zone network, public services network, internal services network, business unit network and internal backbone network), a detailed design specification for the interconnection of these networks, and a detailed functionality specifications and performance requirements for any custom software included within any of the network designs or the interconnection of the networks;

                  (b) recommend to Enova the procurement of specific hardware and software components for the networks, identify vendors, solicit bids and proposals and provide recommendations to Enova on vendor selection for the network hardware and software components and for pre-installation and installation related services;

                  (c) assist Enova in procuring through Enovas normal procurement channels any capital assets (regardless of price), technical services, hardware and software warranties and maintenance contracts and any services from each vendor whose total bill for goods and services on one or more purchase orders may exceed a total of $500,000 and procure on Enovas behalf any other services required for pre-installation or installation of the network;

                  (d) supervise and manage projects relating to the pre-installation preparation of the facility and installation of the networks and the integration of the networks;

                  (e) conduct quality testing of each of the installed networks and the integration of the networks and certify quality compliance; and

                  (g) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

            3.2.2 System Security

                  (a) subject to Enova's input and approval, develop an integrated Enova enterprise system for user identification and system access privileges and other security management;

                  (b) subject to Enova's input and approval, develop and or assist Enova in procuring through its normal procurement channels technology and materials to permit digital signatures and certificates issued by agencies approved by Enova for use in business line products;

                  (c) identify and recommend to Enova public-key encryption technology to ensure highly secure storage and exchange of sensitive information and assist Enova in procuring such technology through its normal procurement channels

                  (d) provide quality testing of the security systems and certify quality compliance; and

                  (e) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

            3.2.3 Data & Application Services Infrastructure

                  (a) prepare with Enova's input and submit for Enova's written approval a detailed design specification for the data and application services infrastructure specified in the architecture specification and a detailed functionality specifications and performance requirements for any custom software included within the data and applications services infrastructure;

                  (b) recommend to Enova middleware, database, data repository and software development tools and assist Enova in procuring such tools through its normal procurement channels;

                  (c) recommend specific middleware products, data warehouse products and data replication products based upon Enova's determination of its business line application requirements;

                  (d) identify vendors, prepare requests for proposal, solicit bids and proposals and provide recommendations to Enova on vendor selection for such selected middleware products, data warehouse products and data replication products and for any installation related services;

                  (e) assist Enova in procuring through its normal procurement channels any capital assets (regardless of price), technical services, hardware and software warranties and maintenance contracts and any services from each vendor whose total bill for goods and services on one or more purchase orders may exceed a total of $500,000 and procure on Enova's behalf any other services required for pre-installation or installation of such products;

                  (f) supervise and manage the development of and installation of such products;

                  (g) provide quality testing of the installed products and certify compliance; and

                  (h) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

            3.2.4 Web Infrastructure

                  (a) prepare and submit for Enova's approval a detailed design specification for a commerce-capable Web site that meets the requirements of OneStep and EnergyTrader.

                  (b) build Web site and Web enabled applications to utilize fully the Web as a delivery channel for OneStep and EnergyTrader;

                  (c) identify and assist Enova in procuring through its normal procurement channels customized back-end database and application services integration and related warranty and maintenance contracts;

                  (d) provide quality testing of front-end and back-end of Web site, including commerce security aspects and certify compliance; and

                  (e) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

            3.2.5 Desktop Environment

                  (a) assist Enova in selecting software components for desktop;

                  (b) integrate selected Web browser with enterprise mail, office software and proprietary Enova software systems;

                  (c) assist Enova in procuring licenses, warranties and maintenance contracts for software; and

                  (d) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

            3.2.6 Data Repository

                  (a) manage specified projects approved by Enova to create tools and systems needed to link general ledger data with other business lines' financial systems in accordance with the architecture specification;

                  (b) manage specified project approved by Enova to create link between corporate and affiliate financial systems in accordance with the architecture specification;

                  (c) build and manage central repository of business objects for reuse and redeployment as specified in the architecture specification; and

                  (d) provide knowledge transfer and on-the-job training to Enova personnel through work performed jointly with Enova employees and contractors.

4. BUSINESS LINE DEVELOPMENT SUPPORT

      Contractor will provide architecture design services for business line development activities of the Center of Excellence. The purpose of this service is to ensure that business line development projects are in conformance with Center of Excellence design and development principles. As part of this activity, Contractor will:

      4.1 Educate project staff in Center of Excellence principles and underlying technology;

      4.2   Assist Enova in the selection of project development tools;

      4.3 Assist Enova in the development of interoperability bridges between business line components and to the underlying infrastructure;

      4.4   Participate in the project design and review process;

      4.5 Provide, at Enova's option, project management and development assistance; and

      4.6 Interface with and obtain required sign-offs from Enova business lines for any project for such business line.

5. PROJECT SYSTEM INTEGRATOR SELECTION

      Contractor may provide system engineering and technical assistance for large-scale, large cost projects not directly related to the core Enova infrastructure development or specifically created to support new lines-of-business requirements. These activities beyond that of system integration, toolset and implementation guideline assistance are outside the scope of this Schedule A and will be covered under a separate scope of work that when executed by both parties shall become part of this Agreement.

8. QUARTERLY DELIVERABLES.

      Contractor will commence work at an interim site before the established system network topologies and physical assets are transferred to the "permanent" Center of Excellence. Contractor will accomplish the following core corporate infrastructure deliverables within the following timelines, subject to any change in the deliverables or timeline agreed to in writing by the Enova Representative and the Contractors Representative to meet new of changed Center of Excellence requirements. Each of these deliverables is subject to the requirements set forth in Section 3 of this SCHEDULE -A:

      Quarter 1
      ---------

      1. Recommend assist in procurement, develop software components and install basic network infrastructure

      2. Recommend and install basic infrastructure middleware, software development and management software components

      3. Establish Center of Excellence recruiting program (in coordination with Enova HR and ITS)

      4.    Create ITS acquisition "SWAT" team

      5. Establish Center of Excellence teams for all infrastructure and business unit development projects (MINT, OneStep, EnergyTrader); establish roles and timelines for each team

      6.    Recommend key initial Enova and contractor personnel

      7. Develop Request for Proposal and receive initial bids for Center of Excellence data repository

      Quarter 2
      ---------

      1. Commence design and development of components for assigned business line and infrastructure development for the Center of Excellence projects

      2. Recommend and install infrastructure middleware, software development and management software components to extend basic infrastructure

      3.    Recommend and install initial set of data repository tools

      4. Commence development of interfaces that bridge selected Center of Excellence infrastructure software components

      5.    Commence development of Enova interface data repository

      6. Develop component specification guidelines for Center of Excellence software development activities

      Quarter 3
      ---------

      1. Recommendation and development of commerce-capable Web infrastructure

      2. Continued development of interface data repository and middleware component architecture

      3. Prototype development of Center of Excellence business unit systems (E.G., MINT, OneStep, EnergyTrader)

      4. Commence prototype development of data warehouse application for one or more Center of Excellence business unit project

      5. Specify interface and gateway implementation guidelines for achieving interoperability between the Center of Excellence component architecture and legacy systems

      6. Initiate development of gateway between MINT project software and the current SDG&E Cost General software system

      Quarter 4

      1. Support deployment of MINT general ledger and other system components

      2. Support deployment of interoperability bridge between MINT and corporate financial systems

      3. Testing and refinement of Total Energy Services (E.G., EnergyTrader and OneStep projects) in support of achieving basic operational capability

      4.    Commence development of integrated system security components

      5. Prototype development of MINT/corporate financial systems interoperability interface to support financial interoperability associated with additional Enova acquisitions

      6. Commence population of Center of Excellence application component and data repositories

      Quarter 5
      ---------

      1. Commence work on 2nd phase of data interface repository and refinement of basic Center of Excellence infrastructure support services

      2. Development of distributed production support guidelines for Center of Excellence-based projects

      3. Begin development of workflow management components for distribution of incubated Center of Excellence projects requiring external support interfaces

      Quarters 6-8
      ------------

      1. Commence development of integrated system management capability for all Center of Excellence and application components

      2. Continued support of Center of Excellence business line development project deployments and system refinement

      3.    Creation and deployment of data warehouse technology as needed

      4.    Deployment of workflow management capability

      5.    Extend middleware support services

      6.    Extend Web services

      7.    Extend data and application repository services

7. CENTER OF EXCELLENCE ADMINISTRATION

      Contractor will provide the following Center of Excellence services:

      7.1 Development and maintenance of the Center of Excellence master schedule;

      7.2   Assistance in vendor negotiation and contract development;

      7.3 Coordination and top-level administration of Center of Excellence projects;

      7.4   Development of progress reports and briefings for Enova management;
            and

      7.5 Prepare monthly reports on the actual project costs versus the budgeted project costs during the preceding month and to date, and a projection of costs during the current month.

8. ADDITIONAL DELIVERABLES

      In addition to the services, design specifications, software specifications and vendor recommendations and documentation outlined above, Contractor will provide the following deliverables:

      D1 MONTHLY PROGRESS REPORT

      Contractor will submit a monthly progress report documenting all Center of Excellence activities. This report will include an overview of Center of Excellence activities including:

            -     major project accomplishments
            -     problems and issues
            -     schedule progress
            -     budget summary

      D2 INFORMATION TECHNOLOGY SERVICES STRATEGIC ARCHITECTURE DOCUMENT

      Contractor will publish the Enova's Information Technology Services strategic architecture report no less than every six months. The report will further document and outline Enova's strategic information direction based on the lessons learned implementing Center of Excellence projects and industry technical advances.

      E SOFTWARE DEVELOPMENT TERMS AND CONDITIONS

      Any software programming supplied by Contractor or its subcontractors shall be subject the following terms and conditions:

      E.1 Contractor shall perform the agreed upon work and produce the deliverables set forth in writing signed by the Enova representative and the Contractor representative which shall constitute part of this SCHEDULE-A, by the deliverable dates set forth therein. Except as expressly provided in Section 2.2 above, prior to commencing work on any deliverable, Contractor shall prepare and obtain Enova's approval to functional specifications and performance requirements for such deliverable and shall prepare a fixed fee or budgeted time and materials proposal for the specified deliverables. Neither Contractor nor Subcontractor shall commence any work on any deliverable unless the Enova Representative has approved in writing the specifications and compensation arrangement for the project.

      E.2 Failure to deliver a deliverable by specified delivery dates, except where such failure to due to a force majeure event specified in
            Section 7 of the Agreement or due to a failure by Enova or a contractor of Enova to perform or deliver a prerequisite service or product, shall entitle Enova to terminate Contractor's right to provide such deliverable under the Agreement. If Contractor or any subcontractor is responsible for a late deliverable and if such deliverable is being done on a time and materials basis, Contractor shall bill Enova for any time incurred for the deliverable after the due date for delivery at 25% of the applicable hourly rates.

      E.3 All work shall be performed in skillful, competent and professional manner and all deliverables shall meet in all material respects the approved functionality specifications and performance requirements for such deliverable. All software deliverables shall comply with Enova's standards for dates. Contractor, however, shall not be responsible for any year 2000 compliance issues in legacy software systems.

      E.4 Each deliverable shall include all specifications, source code and executable object code and all development tools, compilers and materials created for or used in the development of such software, including any third party code imbedded in the deliverables. All source code shall be commented to the extent reasonably necessary to enable Enova to maintain and modify the deliverable using persons skilled in the programming language involved. Contractor shall provide to Enova at least one copy of documentation relating to the operation of the deliverables concurrent with the delivery of the deliverables.

      E.5 Contractors shall certify to Enova that each deliverable was originally created by Contractor or its subcontractor and that work constitutes a work made for hire as defined in the federal Copyright Act of 1976 and is owned by Enova. Contractor shall also certify that it has no knowledge of any liens or encumbrances relating to each deliverable.

      E.6 Unless the project requires fewer than eight man hours or unless Enova otherwise waives the term in writing, Enova and Contractor shall agree in writing upon an acceptance test procedure for the alpha, beta and final versions of each deliverable. During the agreed upon testing period for each version, Contractor and Enova shall jointly test the deliverable, in accordance with the agreed upon procedure, to verify if it meets the functionality specifications and performance requirements. Enova shall inform Contractor of any errors or deficiencies discovered during any of the test periods. Contractor shall promptly proceed to correct any errors or deficiencies.

      E.7 Contractor warrants that for a period of six months following Enova's written acceptance of the final version of a deliverable, any component of any such deliverable which has been provided by Contractor or any of its subcontractors will perform substantially in accordance with the functional specifications and performance requirements for such deliverable when properly installed and operated on the computer system for which the deliverable was designed; provided however, that such warranty by Contractor shall not extend to any component of any such deliverable which has been provided by Enova or any contractor of Enova. In addition, Contractor warrants that no deliverable will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device", or "virus" as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data in a manner unauthorized by, and contrary to the intentions of, the user, or to perform any other similar unauthorized destructive type of functions. Contractor shall pass through to Enova any third party warranties on any software components

      E.8 Contractor does not warrant that the operation of the software deliverables will be error free or uninterrupted or that all defects in the software deliverables will be corrected; provided, however, that upon Enova's request, Contractor shall promptly correct significant defects or provide replacement services for any Significant Non-Conforming Services. Significant Non-conforming Services is defined as the failure of a deliverable product to perform substantially any of the functions specified in the functional specifications for such product or to meet substantially the performance requirements for such product. Contractor shall use best efforts to have any Significant Non-conforming Services or significant defects that cause disruption of critical business operations of the Center of Excellence corrected within 48 hours of the first report of such Significant Non-conforming Service or significant defect.

      E.9 The use of any deliverable by Enova shall not violate or infringe the rights of any third party.

      E.10 Each subcontractor shall maintain the same type of insurance in the same amounts as required of Contractor unless Enova waives in writing this requirement as to a particular subcontractor.

      E.11 The other terms and conditions of the Agreement shall apply, including, without limitation, Sections 8, 14, 15, 18, 19 and 22.

      E.12 No waiver of any term or condition for software deliverables shall constitute a waiver as to all such terms or conditions or as to such term or condition as applied to any other deliverable. The foregoing terms and conditions may not be modified by course of dealing, course of performance or trade usage and may only be modified in writing signed by both parties.

                                ENOVA CORPORATION

                                   SCHEDULE B

                                  COMPENSATION

Further definition of Article 12 - COMPENSATION, is as follows:

      This is a time and materials contract which shall be subject to budgets for each deliverable to be agreed upon by the parties. Time shall be billed in hour increments and shall be billed at the following rates:

            Job Classification                                Billing Rate
            ------------------                                ------------

            President                                          [...***...]
            Senior Partner                                     [...***...]

            Senior Technical Consultant                        [...***...]
            Technical Consultant                               [...***...]
            Associate Technical Consultant                     [...***...]

            Research Support                                   [...***...]
            Administrative Support                             [...***...]

      Subject to the Agreement, including the approval requirements, to the extent that Contractor retains individual expert programmers as subcontractors, Contractor shall bill Enova for such time on a cost plus [...***...] basis, with the cost not to exceed the hourly billing rates set forth below. The mark-up is subject to the following limitations:
      (i) the mark-up will only apply to the first [...***...] hours of a single subcontractor's time and (ii) the total mark-ups during the term of the Agreement shall not exceed [...***...]. These limitations are not limitations on usage of subcontractors and do not constitute an approval to use subcontractors up to such limitations. Consultant's invoices for such work shall include the information required by the Agreement and any other information reasonably required by Enova to verify the actual cost incurred for this work. These invoices shall be subject to the audit rights set forth in the Agreement:

            Subcontractor Classification                      Billing Rate
            ----------------------------                      ------------

            Object Oriented Architects and Designers           [...***...]
            Network/Web Designers and Developers               [...***...]
            Distributed Infrastructure Developers              [...***...]
            Collaborative Component Developers                 [...***...]
            Senior Expert Designers and Engineers              [...***...]


                       *CONFIDENTIAL TREATMENT REQUESTED

                                ENOVA CORPORATION

                                   SCHEDULE C

                              TASK COSTS ESTIMATES

This is a time and materials contract with no minimum guaranteed number of hours required during the Agreement:

Contractor has estimated that the Services required by SCHEDULE A - STATEMENT OF WORK will require the following level of effort during 24 months of performance:

Contractor Job Classification              Estimated Number of Hours during each
-----------------------------              -------------------------------------
                                           12 month period
                                           ---------------

General Manager                            [...***...]
Senior Partner                             [...***...]
Senior Technical Consultant                [...***...]
Technical Consultant                       [...***...]
Associate Technical Consultant             [...***...]
Research Support                           [...***...]
Administrative Support                     [...***...]
                                           ---------------

Total Hours Per 12 Months                  [...***...]

Estimated Cost of Services Per Year        [...***...]

Estimated Total Cost of Services           [...***...]

Contractor has estimated that the additional information technology consulting and expertise that may be requested pursuant to Section 1 (E) of the Agreement will require the following level of effort during 24 months of performance:

Contractor Job Classification              Estimated Number of Hours during each
-----------------------------              -------------------------------------
                                           12 month period
                                           ---------------

President                                  [...***...]
Senior Partner                             [...***...]
Senior Technical Consultant                [...***...]
Technical Consultant                       [...***...]
Associate Technical Consultant             [...***...]
Research Support                           [...***...]
Administrative Support                     [...***...]
                                           ---------------

Total Hours Per 12 Months                  [...***...]

Estimated Cost of Services per Year        [...***...]

Estimated Total Cost of Services           [...***...]


                       *CONFIDENTIAL TREATMENT REQUESTED

NOT TO EXCEED PROJECT
PROJECT BUDGET FOR SERVICES
DURING EACH 12 MONTH
PERIOD                                     [...***...]

TOTAL NOT TO EXCEED PROJECT
BUDGET FOR SERVICES                        [...***...]


                       *CONFIDENTIAL TREATMENT REQUESTED

                                ENOVA CORPORATION

                                   SCHEDULE D

                               REQUIRED INSURANCE

Workers' Compensation Insurance

Carrier Name: _____________________________
Policy No.: __________________________
Endorsement No.: _______________________________
Coverage:  _______________________________
Deductible:  _______________________________
Additional Insured/Cancellation Provisions: _________________________________

Commercial General Liability Insurance

Carrier Name: ITT Hartford
Policy No.: 72SBAGC 7862
Endorsement No.: _________________________________
Coverage: Office Package including Business Liability
Deductible: 0 on liability_________________________________
Additional Insured/Cancellation Provisions: 30 Days notice to Enova Corporation

Professional Liability Insurance

Carrier Name: ______________________________
Policy No.: ___________________________
Endorsement No.: ______________________________
Coverage: Claims Made: $1,000,000
Deductible: ________________________________
Additional Insured/Cancellation Provisions: _________________________________

Other Insurance

Carrier Name: ______________________________
Policy No.: ___________________________
Endorsement No.: _______________________________
Coverage: ________________________________
Deductible: ________________________________
Additional Insured/Cancellation Provisions: _________________________________

                                ENOVA CORPORATION

                                   SCHEDULE E

                                TERMINATION FEES

If Enova elects to terminate this Agreement for its sole convenience at any time during the first four quarters of the Agreement, then, in addition to paying Contractor any accrued and unpaid fees, Enova shall pay Contractor the following termination fee:

--------------------------------------------------------------------------------
CONTRACT QUARTER IN WHICH TERMINATION OCCURS            TERMINATION FEE
--------------------------------------------------------------------------------
First Quarter ending March 31, 1997                     [...***...]
--------------------------------------------------------------------------------
Second Quarter ending June 30, 1997                     [...***...]
--------------------------------------------------------------------------------
Third Quarter ending September 30, 1997                 [...***...]
--------------------------------------------------------------------------------
Fourth Quarter ending December 31, 1997                 [...***...]
--------------------------------------------------------------------------------
Fifth Quarter ending March 31, 1998 and any             [...***...]
subsequent quarters
--------------------------------------------------------------------------------


                       *CONFIDENTIAL TREATMENT REQUESTED

                                ENOVA CORPORATION

                                   SCHEDULE F

                           GOVERNMENT CONTRACT CLAUSES

52.202-1        Definitions (APR 1984)
52.203-1        Officials Not to Benefit (APR 1984)
52.203-3        Gratuities (APR 1984)
52.203-5        Covenant Against Contingent Fees (APR 1984)
52.203-7        Anti-Kickback Procedures (SEP 1988)
52.208-3        Conflicts (APR 1984)
52.219-8        Utilization of Small Business Concerns and Small Disadvantaged
                Business Concerns (JUN 1985)
52.219-9        Small Business and Small Disadvantaged Business Subcontracting
                Plan (APR 1984)
52.219-13       Utilization of Women-Owned Small Businesses (AUG 1986)
52.219-16       Liquidated Damages-Small Business Subcontracting Plan (AUG 1989)
52.220-3        Utilization of Labor Surplus Area Concerns (APR 1984)
52.222-3        Convict Labor (APR 1984)
52.222-4        Contract Work Hours and Safety Standards Act-Overtime
                Compensation-General (MAR 1986)
52.222-26       Equal Opportunity (APR 1984)
52.222-35       Affirmative Action for Special Disabled and Vietnam Era Veterans
                (APR 1984)
52.222-36       Affirmative Action for Handicapped Workers (APR 1984)
52.223-2        Clean Air and Water (APR 1984)
52.223-6        Drug-Free Workplace (MAR 1989)
52.237-2        Protection of Government Buildings, Equipment and Vegetation
                (APR 1984)
52.232-17       Interest (APR 1984)
52.232-23       Assignment of Claims (JAN 1986)
52.233-1        Disputes (APR 1984)
52.233-70       Disputes (Utility Contracts) (APR 1984)

                               FIRST AMENDMENT TO

                          TECHNICAL SERVICES AGREEMENT

This First Amendment to the Technical Services Agreement ("Amendment") amends the Technical Services Agreement between ENOVA CORPORATION, a Delaware corporation ("Enova") and TRANSNATIONAL PARTNERS, II, a California limited liability company ("Contractor") dated January 1, 1997 ("Agreement"), and is made effective as of October 1, 1997.

The Parties hereby agree as follows:

1. SCOPE OF AMENDMENT

      This Amendment amends SCHEDULE A - TECHNICAL SERVICES SCOPE OF WORK by the addition of additional Services and amends SCHEDULE C- TASK COST ESTIMATES. Except as specifically amended, the Agreement remains in full force and effect without any amendments or modifications, including, without limitation, any modifications arising out of course of dealing, course of performance or trade usage. Unless otherwise defined in this Amendment, all words with the initial letter capitalized have the same definition as in the Agreement.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of January 16, 1998 to be effective as of October 1, 1997.

TRANSNATIONAL PARTNERS II              ENOVA CORPORATION


By: /s/ David P. Porreca               By: /s/ Jerry W. Deems     1/16/98
    -------------------------------       --------------------------------------
        David P. Porreca                       Jerry W. Deems

Title:  Managing Partner               Title:  Vice President and Chief
                                               Information Technology Officer

                                ENOVA CORPORATION

                          FIRST AMENDMENT TO SCHEDULE A

                        TECHNICAL SERVICES SCOPE OF WORK
                                       FOR
                              CENTER OF EXCELLENCE

9. CITO OPERATIONS AND SUPPORT

The Contractor shall assist the Enova Office of the Chief Information Technology Officer ("CITO") to develop and implement information technology-related policies and procedures for both the Center of Excellence and the new entity to be created through the merger of Enova Corporation and Pacific Enterprises ("NewCo"). To fulfill this role, the Contractor will participate in relevant CITO staff meetings and, to the extent requested by the CITO to create and present position papers and other presentations. Also, to the extent requested by the CITO, the Contractor shall provide business and technical expertise to the CITO to identify and select strategic partners and technology.

10. NEW PROJECT DEVELOPMENT SUPPORT

10.1 GENERAL. Section 4 of the SCHEDULE A did not specify in detail a specific process by through which new business line development or other application program projects could be initiated. Subject to Enova approval, the Contractor will develop a procedure for the initiation of new projects in the COE, including the provision of senior-level technical and business process support for the projects. In addition to the items specified in Section 4, as part of this activity, Contractor will perform the Services specified in Section 10.2.

10.2  REQUIREMENTS

      a) Work with Enova and technical project managers for the business initiating the project to develop project requirement specifications, project plans and budgets.

      b) Develop top-level operational concepts for building and deploying new business support systems, subject to Enova's approval.

      c) Conduct internal rapid implementation plan (RIP) workshops utilizing the COE design center.

      d) Assist Enova and the technical project managers for the business initiating the project in the selection of project implementation support partners.

      e) Assist Enova and the technical support managers for the business initiating the project in the selection of third party software development tools and applications

      f) Assist NewCo project managers to understand and access the resources and services available within the COE.

11. COE DESIGN CENTER DEVELOPMENT

11.1  GENERAL. Successful utilization of software rapid application development
      (RAD) processes requires the development and usage of a formalized project implementation methodology. In addition, the methodology must be supported by an adequate physical infrastructure that facilitates, rather than hinders, the RAD process. Finally, trained facilitators are required to assist project teams in the development of requirements and design specifications that are adequate to meet the needs of software implementation teams.

      The Contractor will develop, with the approval of Enova, a formal RAD process for application software development for the Design Center. Subject to Enova's budgetary considerations and approvals, this Design Center generally will contain the necessary physical, technical, and procedural infrastructure necessary to incubate and deliver application software projects in adherence with RAD project management and delivery principles. The Design Center will be located at Enova's Sorrento Mesa facility.

11.2  REQUIREMENTS

      a) Develop RAD process templates for all project phases (requirements, design, implementation, stabilization, and production). These project templates will serve as a shared design and implementation template to be used across all NewCo projects.

      b) Design a prototype Design Center. The design for the prototype Design Center will contain the necessary team rooms, break out work areas, implementation, support areas, and technical infrastructure (e.g., audio visual equipment) needed to support the RAD process. The design shall be subject to the CITO's input and prior approval and any tenant improvements, fixtures, furnishings, and equipment shall be procured through Enova's normal procurement channels and be subject to Enova's normal budget and approval processes.

      c) Identify and recommend to Enova the software support systems needed to manage the RAD process, assist Enova in procuring through its normal procurement channels such software support systems, and integrate the software support systems. Anticipated support systems include design software systems (e.g., Rational Rose), project management software, and project action item and tracking databases.

      d) Develop process manuals and training curriculum to support the Design Center. This process manuals and training materials will be used to mentor new staff in the COE RAD development methodology. These manuals and training information will be tailored to support the specific employment of COE design support systems and software implementation tools.

12. BUSINESS OBJECT DEVELOPMENT FRAMEWORK

12.1 GENERAL. The focus of this task is to create the necessary framework for expressing fine-grain business objects and components. The development of the business object framework complements the current COE enterprise framework task. In particular, the fine-grain business objects created utilizing the framework developed in this task will implement the behavior and processing of enterprise service objects. These fine-grain business objects are tailored to utilize specific implementation languages (i.e., Java) and are instantiated as process local objects. The Contractor will create a framework so that it is completely compatible and operational with the existing Enova COE enterprise framework. The framework will be an integration of existing enterprise frameworks (e.g., Claremont Technology Group's Business Solution Framework) and technology platforms (e.g., Sun's Java Beans) rather than a proprietary framework developed from scratch.

12.2  REQUIREMENTS

      a) Evaluate existing candidate technical solutions and products as a basis for creating the NewCo business object framework

      b) Subject to Enova's input and approval, develop a requirement specification for the overall business object framework. A part of this requirement specification will be to determine the implementation languages and environments that must be addressed by the business object framework.

      c) Subject to Enova's input and approval, develop design specification for the business object framework. Included in the design specification will be plans for integrating the business object framework with the existing COE enterprise component model and services.

      d) Implement the business object framework. An aspect of this task will be to coordinate the delivery and integration of software developed by contracted third parties and product suppliers into the business object framework.

      e) Iterate the development of the framework to meet new requirements resulting from the utilization of the business object framework by NewCo application project teams.

13. APPLICATION PROJECT SUPPORT

13.1 GENERAL. Upon the request of Enova, the Contractor shall provide architectural and programming assistance to application development efforts in NewCo that utilize the COE infrastructure and services. The Contractors role shall be limited to providing the technical integration and object modeling skills to utilize the COE infrastructure effectively, rather than providing general application development staff. As of the date of this Amendment, the projects covered by this task are Pacific Enterprises' Phoenix and Energy Pacific's Energy Delivery Management (EDM) system. Any future projects will be added through a new Scope of Work or other amendment to the Agreement.

13.2  REQUIREMENTS

      a) Provide projects with COE enterprise modeling and technical implementation support.

      b) Assist the project in implementing enterprise interfaces to other NewCo systems utilizing the COE integration framework.

      c) Assist the project team in developing business object services utilizing the COE framework.

      d) Assist the project management team in negotiations with the implementation partners and vendors.

      e) Assist project managers to ensure that contracted delivery partners are meeting overall NewCo objectives.

14. NEWCO SYSTEM CONSOLIDATION

14.1 GENERAL. The information technology ("IT") merger team is in the planning phase for consolidating the current set of applications fielded by both Enova and Pacific Enterprises into a single, unified suite. The Contractor will provide the system consolidation team with both technical infrastructure and enterprise object modeling expertise to plan and implement the integration of the NewCo application suite. The Contractor expertise will be focused on leveraging the existing COE infrastructure to create an integration solution based on sharable business objects rather on a point solution which link specific applications using pair-wise interfaces.

14.2  REQUIREMENTS

      a) Work with the IT system consolidation program manager to develop application consolidation strategies.

      b) Assist the system consolidation program in selecting application integration technology. A part of this selection process will be to assess the suitability of the existing and planned COE enterprise infrastructure to support application consolidation.

      c) Subject to system consolidation team input and approval, design and develop standard interface solutions that can be shared across application interface development teams. It is expected that this activity will result in the creation of a set of foundation interface classes and techniques that will form the basis of the general integration solution.

            Standard interface forms will consider real-time, batch, mainframe, and client-server interfaces in addition to any relevant permutation of these factors.

      d) Assist the system consolidation team in expressing the consolidate application suite as business objects.

      e) Assist the application consolidation team in developing concrete interfaces that link existing application processing and interface requirements to the common enterprise object model.

15. OTHER PROJECTS

      a) To the extent that Enova or Pacific Enterprises' requests that the Contractor work on other significant projects that are not covered by the existing scope of services, including, without limitation, due diligence for possible acquisitions, the scope of Services and the budget for such Services shall be set worth in either a new Scope of Work or an amendment to this Agreement.

                                ENOVA CORPORATION

                          FIRST AMENDMENT TO SCHEDULE C

                               TASK COST ESTIMATES

This is a time and materials contract with no minimum guaranteed number of hours required during the Agreement. As of November 30, 1997, Contractor has invoiced Enova Service with a total cost of [...***...] under the Agreement, including for Services not covered by Schedule A prior to its Amendment and other Services to be covered under separate Scopes of Work.

Contractor has estimated that the following level of work will be required to support the additional activity outlined in the First Amendment to Schedule A, Technical Services Cope of Work for Center of Excellence during the period ending December 31, 1998.

                                             Estimated Number of Hours
Contractor Job Classification            during remaining contract period
-----------------------------            --------------------------------

Senior Partner                                     [...***...]

Partner                                            [...***...]

Senior Technical Consultant                        [...***...]

Technical Consultant                               [...***...]

Associate Technical Consultant                     [...***...]

Research Support                                   [...***...]

Administrative Support                             [...***...]

                    Total Hours                    [...***...]


Estimated Total Cost of Amended Services           [...***...]

Previous Estimated Total Cost of Services          [...***...]

Amended Total Not to Exceed                        [...***...]
Project Budget for Services for the entire term of the Agreement


                       *CONFIDENTIAL TREATMENT REQUESTED

                                ENOVA CORPORATION

                               SECOND AMENDMENT TO

                          TECHNICAL SERVICES AGREEMENT

                            FOR CENTER OF EXCELLENCE

This Second Amendment to the Technical Services Agreement ("Amendment") amends the Technical Services Agreement between ENOVA CORPORATION, a Delaware corporation ("Enova") and TRANSNATIONAL PARTNERS, II, a California limited liability company ("Contractor") dated January 1, 1997 ("Agreement"), and is made effective as of March 1, 1998

The Parties hereby agree as follows:

1. SCOPE OF AMENDMENT

      This Amendment amends SCHEDULE A - TECHNICAL SERVICES SCOPE OF WORK and SCHEDULE C- TASK COST ESTIMATES to include work expected to continue through 1999. Except as specifically amended, the Agreement remains in full force and effect without any amendments or modifications, including, without limitation, any modifications arising out of course of dealing, course of performance or trade usage. Unless otherwise defined in this Amendment, all words with the initial letter capitalized have the same definition as in the Agreement.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of March__, 1998 to be effective as of March 1, 1997

TRANSNATIONAL PARTNERS II               ENOVA CORPORATION


By:    /s/ [ILLEGIBLE]                  By:    /s/ David Kuzma
       ----------------------------            ---------------------------------
Title: Managing Partner                        David Kuzma
       ----------------------------
                                        Title: Senior Vice President
                                               and Financial Officer


                                        By:    /s/ Jerry W. Deems
                                               ---------------------------------
                                               Jerry W. Deems

                                        Title: Vice President and Chief
                                               Information Technology Officer

                                ENOVA CORPORATION

                         SECOND AMENDMENT TO SCHEDULE A

                        TECHNICAL SERVICES SCOPE OF WORK

16. CENTER OF EXCELLENCE PERFORMANCE UPDATES AND ENHANCEMENTS

      The first phase of the Enova Center of Excellence (COE) has resulted in the creation of a set of software components, design processes and services. These components, processes, and services are outlined in contract Schedule A and the First Amendment to Schedule A. The purpose of this task is to extend the scope of work defined in the First Amendment to Schedule A to include services to be performed during 1999. The Contractor will provide continued support for COE developed software frameworks and processes. The Contractor will continue to provide strategic consulting services to Enova over the extended contract performance period.

                               ENOVA CORPORATION

                         SECOND AMENDMENT TO SCHEDULE C

                              TASK COST ESTIMATES

This is a time and materials contract with no minimum guaranteed number of hours required during the Agreement. As of February 28, 1998, Contractor has invoiced Enova Corporation with a total cost of $[...***...] under the base Agreement and first Amendment to Schedule A and Schedule C.

The Contractor has estimated that the following level of work will be required to support the additional activity outlined in the Second Amendment to Schedule A, Technical Services Scope of Work for Center of Excellence through the period ending December 31, 1999.

                                                           Estimated Number
    Contractor Job Classification                        Of Hours during 1999
    -----------------------------                        --------------------
Senior Partner                                                    [...***...]
Partner                                                           [...***...]
Senior Technical Consultant                                       [...***...]
Technical Consultant                                              [...***...]
Associate Technical Consultant                                    [...***...]
Research Support                                                  [...***...]
Administrative Support                                            [...***...]

Total Hours Contract Amendment 2                                  [...***...]

Total Cost Contract Amendment 2                                   [...***...]

Previous Total Cost of Services                                   [...***...]

Amended Total Not to Exceed Cost                                  [...***...]


                       *CONFIDENTIAL TREATMENT REQUESTED

                              CENTER OF EXCELLENCE
                             1997-1998 BUSINESS PLAN
                                      (000)

     CAPITAL REQUIREMENTS
     --------------------
                1997         1998
                ----         ----

EC1000       [...***...]  [...***...] MINT PROJECT:
                                      Creation of a General Ledger system to
                                      facilitate financial information base of consolidated reporting

EC1001       [...***...]  [...***...] ENERGY TRADER
                                      The creation of Energy Trader services
                                      for extensive and reliable network
                                      connections to energy markets

EC1002       [...***...]  [...***...] SERVICE BUREAU
                                      Provide integrated billing and energy
                                      analysis solutions for commercial
                                      customers.

EC1003       [...***...]  [...***...] ENTERPRISE INFRASTRUCTURE
                                      Provide necessary software and hardware
                                      infrastructure requirements to support
                                      any application functionality.

EC1004       [...***...]  [...***...] NEW PROJECTS
                                      Provide the necessary project support for the Joint Venture and Enova, and facilitate project funding with Enova affiliates.

Total        [...***...]  [...***...]

     OPERATING REQUIREMENTS
     ----------------------

97-COE-6     [...***...]  [...***...] Facilities: Office Space, Equipment

97-COE-7     [...***...]  [...***...] Operational: Telecom, Network, Support

  GRAND      [...***...]  [...***...]

      Resources for the Center of Excellence will will mostly be provided by contract staffing, supplemented by a small component of Enova RFT support staff. The requirement for System Integrators during the first two years of the center will be utilized where it is necessary. The actual priority of project investments will be driven by the needs for supporting the requirements between the Joint Venture and Enova. Funding will also be prioritized by demands by the individual operational units in demands for projects like the implementation of the Financial Reporting System as defined by the MINT project.


                       *CONFIDENTIAL TREATMENT REQUESTED

--------------------------------------------------------------------------------

                          COMPONENT DEVELOPMENT CENTER
                             1997-1999 Business Plan
                                      (000)

------------------------------------------------------------------------------------------------------------------------------------
                                                       1997                       1998                             1999
                                               =====================================================================================
PROJECT            DESCRIPTION                 BUDGET      ACTUAL    BUDGET     REVISED       ACTUAL     BUDGET   REVISED  ACTUAL
====================================================================================================================================
EC1000      MINT                               [..***..]  [..***..]  [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1001      TRADER                             [..***..]  [..***..]  [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1002      SERVICE BUREAU GAMEKEEPER          [..***..]  [..***..]  [..***..]  [..***..]     [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1003      ENTERPRISE INFRASTRUCTURE          [..***..]  [..***..]  [..***..]  [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004      NEW PROJECTS                       [..***..]  [..***..]  [..***..]  [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004PP    PHOENIX                                                             [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004EC    ENTERPRISE CONSOLIDATION                                            [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004VM    VEGETATION MANAGEMENT                                               [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004DC    DESIGN CENTER                                                       [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EC1004SC    SERVCO CONCEPT                                                      [..***..]
------------------------------------------------------------------------------------------------------------------------------------
EP-1011     EAGLE                              [..***..]  [..***..]             [..***..]
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                          [..***..]  [..***..]  [..***..]  [..***..]     [..***..]  [..***..]
------------------------------------------------------------------------------------------------------------------------------------

                       *CONFIDENTIAL TREATMENT REQUESTED

                             SEMPRA ENERGY CORPORATION

                                THIRD AMENDMENT TO

                         TECHNICAL SERVICES AGREEMENT

                            FOR CENTER OF EXCELLENCE

This Third Amendment to the Technical Services Agreement ("Amendment") amends the Technical Services Agreement ("Agreement") between Enova Corporation and TRANSNATIONAL PARTNERS II, a California limited liability company ("Contractor") dated January 1, 1997, as previously amended and assigned by Enova Corporation to Sempra Energy, a Delaware corporation ("Sempra") is made effective January 1, 1999.

The parties hereby agree as follows:

This Amendment amends Schedule A - TECHNICAL SERVICES SCOPE OF WORK FOR CENTER OF EXCELLENCE, and Schedule C - TASK COST ESTIMATES to include work expected to continue throughout 1999. Except as specifically amended, the Agreement remains in full force and effect without any amendments or modifications, including, without limitation, any modifications arising out of course of dealing, course of performance or trade usage. Unless otherwise defined in this Amendment, all words with the initial letter capitalized have the same definition as in the Agreement.

TRANSNATIONAL PARTNERS II                SEMPRA ENERGY CORPORATION

By: /s/ David Porreca                    By: /s/ Jerry W. Deems
    -----------------------------            ---------------------------------
                                                 Jerry W. Deems

Title: Managing Partner                  Title: Vice President and Chief
       ---------------------------              Information Technology Officer

Date: 8 Jan 99                           Date: 8 Jan 99
      ----------------------------             --------------------------------

                       AMENDMENT THREE TO SCHEDULE A

         TECHNICAL SERVICES SCOPE OF WORK FOR CENTER OF EXCELLENCE

13    SEMPRA ENERGY LEGACY INTERFACE IMPLEMENTATION

13.1  GENERAL.   Sempra Energy is currently configuring and installing
      interfaces with it's Legacy Systems. The contractor will provide interface development and systems integration expertise to create new interfaces that link these Systems with other principal application packages and systems. The contractor's efforts will be focused on creating using
      Sempra Energy's existing EFX frameworks as the basis of creating any and all application interfaces.

13.2  REQUIREMENTS

   a) Work with the SAP project team members to establish application interface requirements.
   b) Assist in the development of enterprise information models.
   c) Design and develop specific SAP application integration components.
   d) Document and any all created interfaces in accordance with Sempra Energy IT SAP project standards.
   e) Provide training and technology transfer regarding created SAP interfaces to Sempra Energy staff.
   f) Evaluate products and tools that can be used to integrate SAP with external systems.
   g) Assist in the development of implementation project plans.
   h) Provide periodic reports that document all SAP interface development activities.

14.   EFX INFRASTRUCTURE PRODUCT AND SERVICES DEVELOPMENT SUPPORT

14.1 GENERAL. The COE was principally chartered to provide application development support for the corporation's existing affiliates. The purpose of this activity is to provide general project implementation support for creating and deploying products within the EFX infrastructure environment. The contractor will provide full life-cycle implementation support for selected EFX infrastructure products including requirements, design, implementation, testing, documentation and customer roll-out. This activity will be performed in direct support of EFX infrastructure product management activities.

14.2  REQUIREMENTS

      a) Work with EFX infrastructure product management to develop product requirement specifications, implementation plans, schedules, and budgets.
      b) Conduct internal rapid implementation plan (RIP) workshops utilizing the COE design center to clarify requirements.
      c) Assist EFX infrastructure project managers in the selection of system development and implementation partners.
      d) Assist EFX infrastructure product managers in the selection of third party software development tools and applications.
      e) Develop and deliver selected EFX infrastructure products. All development products will comply with Sempra Energy's EFX framework to support reuse and future product extensions.
      f) Provide technical management for EFX infrastructure product development activities.
      g) Create supporting documentation and training information for developed products.
      h) Assist in the development of sales support and marketing literature for developed products.

15.   EFX INFRASTRUCTURE CUSTOMER PRODUCT DEPLOYMENT SUPPORT

15.1 GENERAL. It is expected that all EFX infrastructure contracts will have an implementation component associated with bringing a new customer into the service bureau. The contractor's role within this task is to provide EFX infrastructure with technical support in deploying the company's products and services with customers. It is expected that the contractor's role will be focused on the creation of customer interface systems to facilitate the exchange of data between customer and EFX infrastructure systems. In addition, the contractor will provide development support services to create any necessary EFX infrastructure one-off product extensions to satisfy near-term customer requirements. Finally the contractor will provide implementation project management support for selected customer implementation projects.

15.2  REQUIREMENTS

      a) Development of project plans and budget estimates for EFX infrastructure customer projects.
      b) Locate and integrate third party products for use in EFX infrastructure customer projects.
      c) Establish training and support requirements needed by the customer and EFX infrastructure production support teams.
      d) Provide project management and tracking of customer implementation projects.
      e) Development of interface applications linking customer and EFX infrastructure systems.
      f) Development of bolt-on component software to meet specialized customer needs.

      g) Conversion of data from legacy systems to EFX infrastructure standards.
      h) Development and integration of system management software to control applications and software developed for customers.
      i) Development of necessary documentation and training material to support all software, procedures, and systems created as a resulting from customer implementations.

16.   EFX INFRASTRUCTURE DEPLOYMENT

16.1 GENERAL. The purpose of this activity is to deploy and extend the EFX infrastructure within EFX infrastructure to meet the needs of delivering the company's products and services through a service bureau. The contractor will ensure that any and all enhancements made to the base framework will be incorporated back into the general EFX release deployed within Sempra Energy.

16.2  REQUIREMENTS

      a) Train staff in the utilization of EFX infrastructure and services.
      b) Identify any EFX framework gaps relating to EFX infrastructure product requirements.
      c) Implement or acquire solutions that address specific EFX infrastructure requirements.
      d) Develop documentation and support information for all developed EFX infrastructure.
      e) Integrate specific EFX extensions back into the general Sempra Energy release.

17.   EFX INFRASTRUCTURE PRODUCT IMPLEMENTATION TEMPLATE DEVELOPMENT

17.1 GENERAL. The purpose of this task is to create standard customer implementation templates for EFX infrastructure products and services. EFX infrastructure project delivery teams will use these templates to configure and install product solutions for customers. The contractor will ensure EFX infrastructure templates are consistent with the Strategic Enterprise Application Patterns (SNAP) project methodology developed by the contractor for the Sempra Energy Center of Excellence.

17.2  REQUIREMENTS

      a) Establish standard project implementation plan for EFX infrastructure products based on fixed time and cost methodologies.
      b) Categorize the EFX infrastructure staffing resources necessary to support the utilization of templates in projects. These resource requirements will be used to update the overall EFX infrastructure table of distribution.
      c) Identify and integrate tools to support project template development including those of base technologies incorporated into EFX infrastructure products (e.g., SAP ASAP methodology).
      d) Develop training materials for all project implementation templates.

      e) Provide training classes in the utilization of EFX infrastructure project templates.
      f) Provide consulting support to EFX infrastructure project implementation teams.
      g) Capture lessons learned from actual implementation projects. These lessons learned will be used to update standard EFX infrastructure project implementation templates.

18.   EFX INFRASTRUCTURE REPOSITORY MANAGEMENT

18.1 GENERAL. The purpose of this task activity is to establish the base tools and processes for managing the software developed in all EFX infrastructure projects. In particular, the contractor's focus on this task will be to facilitate the harvesting of software components from EFX infrastructure customer implementation projects. The harvesting of these components will not only speed future implementation efforts but also enhance quality by reducing the amount of new software that needs to be constructed to meet future implementation projects as well as promoting a common development style throughout the enterprise. The contractor's approach to this task assumes that a separate repository will exist for each EFX infrastructure product line in addition to a set of common services and facilities shared by all projects.

18.2  REQUIREMENTS

      a) Establish definitions and areas of responsibility for all EFX infrastructure software and product repositories.
      b) Select and integrate repository management tools. Any additional tools selected for use in EFX infrastructure will be consistent with those in use within Sempra Energy IT.
      c) Factor project software for incorporation into repositories. In particular, the repository management team will generalize code developed to meet specific customer implementation projects to meet future project needs.
      d) Documentation of repository elements to support their use by application project teams.

19.   INTEGRATION OF COMMON BUSINESS SERVICES

19.1 GENERAL. The focus of this activity is to develop a set of common application facilities and business shared across most software applications. The contractor will perform these activities in close cooperation with emerging and ongoing Sempra Energy IT project initiatives. The contractors role will be to assist IT project leaders in selecting and integrating base business service technologies in accordance with EFX standards. Current anticipated common business services might include but are not limited to:

         - Electronic Data Interchange
         - Application Imaging
         - Report Generation
         - Workflow Management

         - Internet-based Commerce

19.2   REQUIREMENTS

       a) Establish requirements for basic common business services in conjunction with Sempra Energy IT and business project leaders.
       b) Perform technology analyses and develop system prototypes to select any required third party products used in the creation of business services.
       c) Establish project plans to implement business services either as the lead system integrator or as part of a larger Sempra Energy IT team.
       d) Design, develop, and integrate business services as EFX-compliant software components and collaborative subsystems.
       e) Document all developed business services from application use as well as system support perspectives.
       f) Provide training to Sempra Energy IT to utilize and maintain developed common business services.

                             AMENDMENT THREE TO SCHEDULE C

                                  TASK COST ESTIMATES

The contractor has estimated that the following level of work will be required to support the additional activity outlined in the Amendment Three to Schedule A, Technical Services Scope of Work for Center of Excellence.

                                          Estimated Number of Hours
                                          during 12 month amended
Contractor Job Classification             period
-----------------------------             --------------------------

Senior Partner                                           [...***...]
Partner                                                  [...***...]
Senior Technical Consultant                              [...***...]
Technical Consultant                                     [...***...]
Associate Technical Consultant                           [...***...]
Research Support                                         [...***...]
Administrative Support                                   [...***...]

Estimated Total Cost of Amendment                        [...***...]
Three Services

Previous Total Contract Budget Amount                    [...***...]
(Second Amendment to Schedule C)

New Amended Total Not to Exceed                          [...***...]
Project Budget

These estimates are based upon Contractor's hourly rates set forth in the Agreement, nothing contained herein shall create any binding obligation upon Sempra Energy to engage Contractor to perform any work.

                       *CONFIDENTIAL TREATMENT REQUESTED
                                       C-1